                                             Registration No. 33-



                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                       FORM S-3
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933

                              Appalachian Power Company
                (Exact name of registrant as specified in its charter)

          Virginia                                               54-0124790
          (State or other jurisdiction                     (I.R.S. Employer
          of incorporation or organization)             Identification No.)

          40 Franklin Road
          Roanoke, Virginia                                           24011
          (Address of principal executive offices)               (Zip Code)

           Registrant's telephone number, including area code: 703-985-2300

                       G. P. MALONEY, Executive Vice President
                     AMERICAN ELECTRIC POWER SERVICE CORPORATION
                                  1 Riverside Plaza
                                 Columbus, Ohio 43215
                                     614-223-1000
                         (Name, address, including zip code,
           and telephone number, including area code, of agent for service)


             It is respectfully requested that the Commission send copies of all notices, orders and communications to:

          Simpson Thacher & Bartlett    Winthrop, Stimson, Putnam & Roberts
          425 Lexington Avenue          One Battery Park Plaza
          New York, N.Y. 10017-3909     New York, N.Y. 10004-1490
          Attention: James M. Cotter    Attention: Donald L. Medlock
          212-455-2000                  212-858-1000

          Approximate date of commencement of proposed sale  to the public:
          As  soon   as  practicable  after  the  effective   date  of  the
          Registration Statement.


               If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
               If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [ ]



                           CALCULATION OF REGISTRATION FEE



             Title of                 Proposed
            Each Class                 Maximum    Proposed
                of                    Offering    Maximum
            Securities      Amount      Price    Aggregate     Amount of
               to be        to be        Per      Offering    Registration
            Registered    Registered   Unit**     Price**         Fee

             Cumulative
             Preferred
              Stock,
            without par
              value*        300,000*    $100    $30,000,000     $10,345

          *The Company may issue an equivalent dollar amount of shares of Cumulative Preferred Stock with an involuntary liquidation amount of $25 per share, as an alternative to issuing some or all of the Cumulative Preferred Stock with an involuntary liquidation amount of $100 per share. In any event the total involuntary liquidation amount of shares to be issued pursuant to this Registration State-ment will not exceed $30,000,000.
          **Estimated solely for purpose of calculating the registration fee.


               The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.






          INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.




                      SUBJECT TO COMPLETION, DATED MAY 25, 1994



                                    300,000 SHARES

                              APPALACHIAN POWER COMPANY
                          ______% CUMULATIVE PREFERRED STOCK
                                 (WITHOUT PAR VALUE)

               The ______%  Cumulative Preferred Stock,  without par value, of Appalachian Power Company offered hereby is not redeemable by the Company except through operation of the sinking fund provisions herein described. The new Preferred Stock is subject to a mandatory cumulative sinking fund requiring the Company to redeem 60,000 shares at $100 per share plus accrued and unpaid dividends to the date of redemption on August 1 of each year commencing with the year 2000. The Company has the non-
          cumulative option to redeem up to 60,000 additional shares on each such date at the same price. See "Description of the New Preferred Stock -- Sinking Fund" herein.

               The annual dividend rate for the new Preferred Stock shall be ______% per share, per annum, which dividend shall be calculated, per share, at such percentage multiplied by $100, payable quarterly on the first days of February, May, August and November in each year with respect to the quarterly period ending on the day preceding each such respective payment date, and the date from which dividends shall be cumulative on all new Preferred Stock shall be the date of original issuance of the new Preferred Stock. The initial quarterly dividend on the new Preferred Stock (covering the period from the date of original issuance to and including July 31, 1994) will be paid on August 1, 1994 to the persons in whose names the new Preferred Stock is registered on such day as is fixed by the Board of Directors.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                             Price to   Underwriting   Proceeds to
                             Public(1)  Commission(2)  Company(3)
           Per Share . . .       $                $             $

           Total . . . . .     $                 $            $

          (1) Plus accrued dividends, if any, from the date of original issue.
          (2) The Company has agreed to indemnify the Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933. See "Underwriting" herein.
          (3) Before deduction of expenses payable by the Company estimated at $185,845.



               The new Preferred Stock is offered severally by the Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject any order in whole or in part. It is expected that delivery of the shares of new Preferred Stock will be made in New York, New York, on or about __________, 1994.

          MERRILL LYNCH & CO.                          GOLDMAN, SACHS & CO.


                   The date of this Prospectus is __________, 1994.




               IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NEW PREFERRED STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OPEN MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

               No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with the offer made by this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by Appalachian Power Company (the "Company") or any underwriter, agent or dealer. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, by any underwriter, agent or dealer in any jurisdiction in which it is unlawful for such underwriter, agent or dealer to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall create, under any circumstances, any implication that there has been no change in the affairs of the Company since the date hereof.

                                AVAILABLE INFORMATION

               The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "SEC"). Such reports and other information may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C.; Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois; and 7 World Trade Center, 13th Floor, New York, New York. Copies of such material can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Certain of the Company's securities are listed on the New York Stock Exchange, Inc. and on the Philadelphia Stock Exchange, where reports, information statements and other information concerning the Company can also be inspected.

                         DOCUMENTS INCORPORATED BY REFERENCE

               The following documents filed by the Company with the SEC are incorporated in this Prospectus by reference:

               -- The Company's Annual Report on Form 10-K for the year ended December 31, 1993; and

               -- The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994.

               All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

               Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

               The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents described above which have been incorporated by reference in this Prospectus, other than exhibits to such documents. Written requests for copies of such documents should be addressed to Mr. G. C. Dean, American Electric Power Service Corporation, 1 Riverside Plaza, Columbus, Ohio 43215 (telephone number: 614-223-1000). The information relating to the Company contained in this Prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated by reference.

                                     THE COMPANY

               The  Company   is  engaged  in  the   generation,  purchase,
          transmission and distribution of electric power to approximately 838,000 customers in Virginia and West Virginia, and in supplying electric power at wholesale to other electric utility companies and municipalities in those states and in Tennessee. Its principal executive offices are located at 40 Franklin Road, S.W., Roanoke, Virginia 24011 (telephone number: 703-985-2300). The Company is a subsidiary of American Electric Power Company, Inc. ("AEP") and is a part of the AEP integrated utility system (the "AEP System"). The executive offices of AEP are located at 1 Riverside Plaza, Columbus, Ohio 43215 (telephone number: 614-223-1000).

                                   USE OF PROCEEDS

               The Company proposes to use the proceeds from the sale of the new Preferred Stock to fund its construction program, to repay short-term indebtedness incurred to fund its construction program or for other corporate purposes permitted by law. The Company has estimated that its consolidated construction costs (inclusive of allowance for funds used during construction) during 1994 will be approximately $219,700,000. At April 29, 1994, the Company had approximately $60,725,000 of short-term unsecured indebtedness outstanding.

                        RATIO OF EARNINGS TO FIXED CHARGES AND
                    PREFERRED STOCK DIVIDEND REQUIREMENTS COMBINED

               Below is set forth the ratio of earnings to fixed charges and preferred stock dividend requirements combined for each of the years in the period 1989 through 1993 and for the twelve months ended March 31, 1994.

                        12-Month
                      Period Ended                Ratio

                    December 31, 1989             2.80
                    December 31, 1990             2.16
                    December 31, 1991             2.42
                    December 31, 1992             2.16
                    December 31, 1993             2.20
                    March 31, 1994                2.12

                        DESCRIPTION OF THE NEW PREFERRED STOCK

               The ______% Cumulative Preferred Stock, without par value (the "new Preferred Stock") will be issued as a new series of the Cumulative Preferred Stock, without par value, of the Company under the Restated Articles of Incorporation of the Company, as amended (the "Amended Articles"). A copy of the proposed Articles of Amendment with respect to the new Preferred Stock is filed as an exhibit to the Registration Statement. References to paragraphs are to numbered paragraphs of Article V of such Amended Articles. The statements herein concerning the Cumulative Preferred Stock (including the new Preferred Stock), the Amended Articles, and the Articles of Amendment with respect to the new Preferred Stock are merely an outline and do not purport to be complete. They are qualified in their entirety by express reference to the cited provisions and do not relate or give effect to the provisions of statutory or common law.

               The shares of the new Preferred Stock, when duly issued and paid for, will be fully paid and nonassessable.

               The Transfer Agent and Registrar for the new Preferred Stock will be First Chicago Trust Company of New York, 14 Wall Street, New York, New York 10005.

          Dividend Rights and Restrictions

               The holders of the new Preferred Stock are entitled to receive cumulative preferential dividends, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, at the annual dividend rate set forth on the cover page of this Prospectus, payable quarterly on February 1, May 1, August 1 and November 1 to stockholders of record on such dates, not more than 50 and not less than 10 days preceding such payment dates, as may be fixed by the Board of Directors. (See Paragraph (2).) Dividends on the new Preferred Stock will accrue from the date of original issue of the new Preferred Stock, and the initial quarterly dividend payment date will be August 1, 1994.

               No dividends may be declared on any series of the Cumulative Preferred Stock in respect of any quarter-yearly dividend period unless proportionate dividends are likewise declared on all shares of all other series of the Cumulative Preferred Stock to the extent that such shares are entitled to receive dividends for such quarter-yearly dividend period. Unless dividends (but not sinking fund payments) on all outstanding shares of Cumulative Preferred Stock have been paid for all past quarter-yearly dividend periods, the Company may not declare or pay any dividend, or make any distribution on, or purchase or otherwise acquire, any shares of Common Stock. (See Paragraph (2).) If dividends payable on the Cumulative Preferred Stock are in default, no shares of Cumulative Preferred Stock may be purchased or acquired by the Company (except by redemption of all outstanding shares of Cumulative Preferred Stock) unless such purchase or acquisition has been approved by the SEC or by a successor regulatory authority. (See Paragraph (3).) So long as any shares of Cumulative Preferred Stock are outstanding the Company may not declare or pay any dividend on the Common Stock if such dividend together with all other dividends on Common Stock paid within the year ending on the date such dividend is payable will exceed (a) 50% of the net income available for dividends on Common Stock of the Company for the 12 full calendar months immediately preceding the calendar month in which such dividend is declared, if Common Stock Equity, as defined, is or would become less than 20% of total capitalization, as defined, or (b) 75% of said net income if Common Stock Equity is or would become less than 25% but not less than 20% of total capitalization. (See Paragraph (5).)

               Various restrictions on the use of retained earnings for cash dividends on Common Stock, and other purposes are contained in or result from covenants in the Company's Mortgage and Deed of Trust, dated as of December 1, 1940, as heretofore amended and supplemented, relating to outstanding series of the Company's first mortgage bonds, under which Bankers Trust Company, New
          York, New York, is acting as Trustee (the "Mortgage"), its debenture agreement, charter provisions and orders of regulatory authorities. At March 31, 1994, the Company's consolidated retained earnings amounted to $229,721,000, of which approximately $37,000,000 were so restricted.

          Redemption of the New Preferred Stock

               The shares of the new Preferred Stock are not redeemable except through the sinking fund. (See "Sinking Fund" herein.)

          Sinking Fund

               The new Preferred Stock is entitled to a cumulative sinking fund requiring the Company, to the extent not prohibited by law, to redeem 60,000 shares of the new Preferred Stock at $100 per share plus accrued and unpaid dividends to the date of such redemption on August 1 of each year commencing with the year 2000.

               The Company has the non-cumulative option to redeem on any sinking fund date, at a redemption price of $100 per share plus accrued and unpaid dividends to the date of redemption, up to an additional 60,000 shares of the new Preferred Stock, but no redemption made pursuant to such option shall be deemed to fulfill any sinking fund requirement. The Company is entitled, at its election, to credit against any sinking fund requirement due on any sinking fund date, shares of the new Preferred Stock theretofore purchased or otherwise acquired by the Company (other than pursuant to such option) and not previously credited against any sinking fund requirement.

               There is no restriction on the repurchase or redemption of shares of Cumulative Preferred Stock of any series, including the new Preferred Stock, by the Company while there is any arrearage in sinking fund installments with respect to the new Preferred Stock.

          Voting Rights

               Holders of the Cumulative Preferred Stock issued prior to June 1, 1977 have one vote for each share of such stock, and holders of the Common Stock have one vote for each share of such stock, for the election of directors and upon all other matters; except that if and when dividends payable on the Cumulative Preferred Stock shall be in default in an amount equivalent to four full quarter-yearly dividends on all shares of all series of the Cumulative Preferred Stock then outstanding, and until all dividends in default shall have been paid, the holders of all shares of the Cumulative Preferred Stock, voting separately as one class, shall be entitled to elect the smallest number of directors necessary to constitute a majority of the Board of Directors, and the holders of the Common Stock voting separately as a class, shall be entitled to elect the remaining directors. On any matter on which the holders of any series of the Cumulative Preferred Stock shall be entitled to vote, each share shall entitle the holder thereof to a vote equal to the fraction of which the involuntary liquidation amount fixed for such share is the numerator and $100 is the denominator. The special voting rights of holders of the Cumulative Preferred Stock cease upon payment of all dividends then in default. (See Paragraph (9).)

               The favorable vote of holders of more than two-thirds of the total voting power of the Cumulative Preferred Stock then outstanding is required (a) to increase the total authorized amount of the Cumulative Preferred Stock (see Paragraph
          (7)(A)(a)), (b) to create or authorize any series of stock (other than a series of the Cumulative Preferred Stock) ranking prior to or on a parity with the Cumulative Preferred Stock as to assets or dividends, or to create or authorize any obligation or security convertible into shares of any such stock (see Paragraph
          (7)(A)(b)), or (c) to amend, alter, change or repeal any of the express terms of the Cumulative Preferred Stock or of any outstanding series thereof in a manner prejudicial to the holders thereof (see Paragraph (7)(A)(c)). Stock or securities authorized under Paragraph (7)(A)(b) can only be issued under such authorization within twelve months after the date of such authorization. Under Paragraph (7)(A)(c), if less than all series are prejudicially affected, only the consent of the holders of two-thirds of the total number of votes which holders of the shares of each series so affected are entitled to cast is required.

               The favorable vote of the holders of a majority of the total voting power of the Cumulative Preferred Stock then outstanding is required before the Company may (see Paragraph (7)(B)):

                    (a) merge or consolidate with or into any other corporation or corporations, or sell or otherwise dispose of all or substantially all of its assets, unless such action has been approved by the SEC or by a successor regulatory authority;

                    (b)   issue  or assume  any evidences  of indebtedness,
               secured or unsecured, (other than (i) bonds issued under the Company's Mortgage, (ii) bonds issued under a new mortgage replacing the Mortgage, (iii) bonds issued under any other new mortgage, provided the Mortgage shall have been irrevocably closed against the authentication of additional bonds thereunder, (iv) indebtedness secured by bonds of the Company or by bonds issued under any such new mortgage, (v) indebtedness secured by bonds issued under a mortgage existing at the time of acquisition on property acquired by the Company, provided such mortgage, or any mortgage replacing it, is irrevocably closed against authentication of additional bonds thereunder, or (vi) obligations to pay the purchase price of materials or equipment made in the ordinary course of the Company's business), for purposes other than the refunding or renewing of evidences of indebtedness previously issued or assumed by the Company resulting in equal or longer maturities or redeeming or otherwise retiring all outstanding shares of the Cumulative Preferred Stock, if immediately after such issue or assumption, (x) the total principal amount of all such indebtedness (other than those referred to in (i) through
               (vi) above) issued or assumed by the Company and then outstanding (including the evidences of indebtedness then to be issued or assumed) would exceed 20% of the sum of (1) the total principal amount of all debt securities of the character hereinbefore described in (i) through (vi) above, issued or assumed by the Company and then to be outstanding, and (2) the stated capital and surplus of the Company, or
               (y) the total outstanding principal amount of all unsecured debt securities of the Company (other than obligations of the character described in (vi) above) would exceed 20% of the sum of (1) the total outstanding principal amount of all bonds or other secured debt of the Company, and (2) the stated capital and surplus of the Company, or (z) the total outstanding principal amount of all unsecured debt securities of the Company (other than obligations of the character described in (vi) above) of maturities of less than 10 years would exceed 10% of the sum of (1) the total principal amount of all bonds or other secured debt of the Company, and (2) the stated capital and surplus of the Company; provided that the payment due upon the maturity of unsecured debt having an original single maturity of 10 or more years or the payment due upon the final maturity of any unsecured serial debt which had original maturities of 10 or more years is not regarded for purposes of this subparagraph
               (b) as unsecured debt of a maturity of less than 10 years until payment thereof is required within 3 years; or

                    (c)   issue  or reissue  any shares  of the  Cumulative
               Preferred Stock or of any other class of stock ranking on a parity with the outstanding shares of Cumulative Preferred Stock as to dividends or assets for any purpose other than to refinance an amount of outstanding Cumulative Preferred Stock, or stock ranking prior to or on a parity with the Cumulative Preferred Stock as to dividends or assets, having an aggregate involuntary liquidation amount equal to the aggregate involuntary liquidation amount of such issued or reissued shares, unless (i) the net income of the Company, determined in accordance with generally accepted accounting principles to be available for the payment of dividends for a period of 12 consecutive calendar months within the 15 calendar months immediately preceding the calendar month of such issuance, is equal to at least twice the annual dividend requirements on the Cumulative Preferred Stock (including dividend requirements on such prior or parity stock), which will be outstanding immediately after such issuance; (ii) the gross income of the Company for the same period determined in accordance with generally accepted accounting principles (but in any event after all taxes including taxes based on income) is equal to at least one and one-half times the aggregate of annual interest charges on indebtedness (excluding interest charges on indebtedness to be retired by the application of the proceeds from the issuance of such shares) and the annual dividend requirements on the Cumulative Preferred Stock (including dividend requirements on such prior or parity stock), which will be outstanding immediately after such issuance; and
               (iii) the aggregate of the Common Stock Equity, as defined, is at least equal to the aggregate amount payable in connection with an involuntary liquidation of the Company with respect to all shares of Cumulative Preferred Stock and all shares of such prior or parity stock, if any, which will be outstanding immediately after such issuance. No dividends may be paid on Common Stock which would result in the reduction of the Common Stock Equity, as defined, below the requirements of the above clause (c)(iii).

          Liquidation Rights

               On any liquidation, dissolution or winding up of the Company, after payment of the creditors of the Company, the holders of the new Preferred Stock have a right to receive $100 per share plus accrued and unpaid dividends, or, if the Company's assets are insufficient, to share ratably with all other series of the Cumulative Preferred Stock in proportion to the full preferential amounts to which they are respectively entitled, prior to any distribution to the holders of the Common Stock. (See Paragraphs (4) and (6).)

          Pre-emptive and Conversion Rights

               Holders of the Cumulative Preferred Stock have no pre-emptive right to acquire unissued shares of the Company, no right to acquire any securities convertible into or exchangeable for such shares and no right to acquire any options, warrants or rights to purchase such shares; nor shall the holders of the new Preferred Stock have any rights to convert the same into and/or purchase stock of any other series or class or any other securities. (See Paragraph (8).)

                                     UNDERWRITING

               Subject to the terms and conditions set forth in the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below (the "Underwriters"), and each of the Underwriters has severally agreed to purchase the number of shares of the new Preferred Stock set forth opposite its name below:

                                                       Number of Shares
                                                          of the new
                      Underwriters                      Preferred Stock

          Merrill Lynch, Pierce, Fenner & Smith
                      Incorporated .......................
          Goldman, Sachs & Co.............................

                      Total                                 300,000

               Under  the  terms   and  conditions   of  the   Underwriting
          Agreement, the Underwriters are committed to take and pay for all of the shares of the new Preferred Stock, if any are taken.

               The Company has been advised by the Underwriters that the Underwriters propose initially to offer the shares to the public at the price to public set forth on the cover page of this
          Prospectus, and to certain dealers at such price less a concession not in excess of $______ per share. The Underwriters may allow, and such dealers may reallow, a discount not in excess of $______ per share to certain other dealers. After the initial public offering, the price to public, concession and discount may from time to time be changed by the Underwriters.

               The new Preferred Stock will not have an established trading market when issued. The new Preferred Stock will not be listed on any securities exchange. The Company has been advised by the Underwriters that they intend to make a market in the new Preferred Stock, but the Underwriters are not obligated to do so and may discontinue any market-making at any time without notice. There can be no assurance as to the liquidity of the trading market for the new Preferred Stock.

               The Underwriters, and certain affiliates thereof, engage in transactions with and perform services for the Company and its affiliates in the ordinary course of business.

               The Company has agreed to indemnify the Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933.

                                    LEGAL OPINIONS

               Opinions with respect to the legality of the new Preferred Stock will be rendered by Simpson Thacher & Bartlett (a partnership which includes professional corporations), 425 Lexington Avenue, New York, New York, and 1 Riverside Plaza, Columbus, Ohio, counsel for the Company, and by Winthrop, Stimson, Putnam & Roberts, One Battery Park Plaza, New York, New York, counsel for the Underwriters.

                                       EXPERTS

               The financial statements and related financial statement schedules incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.



                  PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS.

          Item 14.  Other Expenses of Issuance and Distribution.*

               Estimation based upon the issuance of all of the new Preferred Stock in one issuance:

          Securities and Exchange Commission
            Filing Fees                                             $ 10,345
          State Filing and Recordation fees and
            expenses                                                   1,000
          Printing Registration Statement,
            Prospectus, etc.                                          25,000
          Printing and Engraving Stock Certificates                   10,000
          Independent Auditors' fees                                  15,000
          Charges of Transfer Agent and Registrar                      3,500
          Legal fees                                                  71,000
          Rating Agency fees                                          30,000
          Miscellaneous expenses                                    $ 20,000

               Total                                                $185,845

          *    Estimated, except for filing fees.

          Item 15.  Indemnification of Directors and Officers.

               The Bylaws of the Company provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal because such person is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any obligations to pay judgments, settlements, penalties, fines (including any excise tax) or reasonable expenses (including attorneys' fees) incurred by such person in connection with such action, suit or proceeding if (a) such person conducted him or herself in good faith, (b) such person believed in the case of conduct in such person's official capacity with the Company (as defined) that his or her conduct was in the best interests of the Company, and, in all other cases, that his or her conduct was at least not opposed to its best interests, (c) with respect to any criminal action or proceeding, such person had no reasonable cause to believe his or her conduct was unlawful and (d) such person was not grossly negligent or guilty of willful misconduct. Such indemnification in connection with a proceeding by or in the right of the Company is limited to reasonable expenses incurred in connection with the proceeding. Any such indemnification (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director is proper in the circumstances because such person has met the applicable standard of conduct.

               Section 13.1-698 of the Code of Virginia provides that unless limited by the articles of incorporation, a corporation shall indemnify a director who entirely prevails in the defense of any action, suit or proceeding to which such person was a party because such person is or was a director of the corporation against reasonable expenses incurred in connection with such action, suit or proceeding. Section 13.1-699 provides that a corporation may pay for or reimburse reasonable expenses incurred by a director who is a party to such a proceeding in advance of final disposition of such proceeding if (a) the director furnishes a written statement of his or her good faith belief that the standard of conduct described in the paragraph above has been met; (b) the director furnishes the corporation a written undertaking by or on behalf of the director to repay the advance if it is ultimately determined that such person did not meet the standard of conduct; and (c) a determination is made that the facts then known to those making the determination would not preclude indemnification. Section 13.1-700.1 provides procedures which allow directors to apply to a court for indemnification.

               Section 13.1-702 provides that unless limited by the articles of incorporation, (a) officers are entitled to mandatory indemnifi-cation under Section 13.1-698 and to apply for court ordered indemnification under Section 13.1-700.1 to the same extent as a director, and (b) that a corporation may indemnify and advance expenses to an officer, employee or agent to the same extent as to a director. Section 13.1-704 provides that any corporation shall have the power to make any further indemnity to any director, officer, employee or agent that may be authorized by the articles of incorporation or any bylaw made by the stockholders or any resolution adopted, before or after the event, by the stockholders, except an indemnity against willful misconduct or a knowing violation of criminal law.

               The above is a general summary of certain provisions of the Company's Bylaws and the Code of Virginia and is subject in all cases to the specific and detailed provisions of the Company's Bylaws and the Code of Virginia.

               Reference  is made  to the  Underwriting Agreement  filed as
          Exhibit 1 hereto, which provides for indemnification of the Company, certain of its directors and officers, and persons who control the Company, under certain circumstances.

               The  Company  maintains  insurance  policies   insuring  its
          directors and officers against certain obligations that may be incurred by them.

          Item 16.  Exhibits.

               Reference is  made  to  the  information  contained  in  the
          Exhibit Index filed as a part of this Registration Statement.

          Item 17.  Undertakings.

               The undersigned registrant hereby undertakes:

                    (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the new Preferred Stock, and the offering thereof at that time shall be deemed to be the initial bona fide offering thereof.

                    (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the laws of the Commonwealth of Virginia, the registrant's Bylaws, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in said Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the new Preferred Stock, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in said Act and will be governed by the final adjudication of such issue.

                    (3) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                    (4)  For the purpose of determining any liability under
               the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                      SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus and State of Ohio, on the 25th day of May, 1994.


                                      APPALACHIAN POWER COMPANY

                                      By:  E. Linn Draper, Jr.*
                                           Chairman of the Board and
                                           Chief Executive Officer

               Pursuant to the requirements of the Securities Act of  1933,
          this  registration  statement  has   been  signed  below  by  the
          following persons in the capacities and on the dates indicated.

                    Signature                 Title                  Date

          (i) Principal Executive
                Officer              Chairman of the Board
                                     and Chief Executive
              E. Linn Draper, Jr.*         Officer             May 25, 1994


          (ii) Principal Financial
                 Officer:

               G. P. Maloney           Vice President          May 25, 1994

          (iii) Principal Accounting
                  Officer:

               P. J. DeMaria*          Treasurer               May 25, 1994

          (iv) A Majority of the
                 Directors:

               P. J. DeMaria*
               A. Joseph Dowd*
               E. Linn Draper, Jr.*
               Luke M. Feck*
               Wm. J. Lhota*
               G. P. Maloney
               James J. Markowsky*
               J. H. Vipperman*                                May 25, 1994


          *By_/s/ G. P. Maloney___________
          (G. P. Maloney, Attorney-in-Fact)


                                    EXHIBIT INDEX

               Certain of the following exhibits, designated with an asterisk (*), are filed herewith. The exhibits not so designated have heretofore been filed with the Commission and, pursuant to 17 C.F.R. Sec. 201.24 and Sec. 230.411, are incorporated herein by reference to the documents indicated following the descriptions of such exhibits.

          Exhibit No.                    Description

          *1        --   Copy  of proposed  form of  Underwriting Agreement
                         for the new Preferred Stock.

          4(a)      --   Copy  of  Restated Articles  of  Incorporation, as
                         amended  through March  25, 1992,  of the  Company
                         [Registration  Statement   No.  33-50163,  Exhibit
                         4(a)].

          *4(b)     --   Copy  of  Articles of  Amendment  to  the Restated
                         Articles  of  Incorporation of  the  Company dated
                         October  13,  1993  containing   the  designation,
                         description  and  terms  of  the  5.92% Cumulative
                         Preferred Stock, without par value.

          *4(c)     --   Copy  of  Articles of  Amendment  to the  Restated
                         Articles  of  Incorporation of  the  Company dated
                         November  4,  1993  containing   the  designation,
                         description  and  terms  of  the  5.90% Cumulative
                         Preferred Stock, without par value.

          *4(d)     --   Copy  of proposed  form of  Articles of  Amendment
                         determining terms of new Preferred Stock.

          *5        --   Opinion of Simpson Thacher & Bartlett with respect
                         to the legality of the new Preferred Stock.

          *12       --   Statement re Computation of Ratios.

          *23(a)    --   Consent of Deloitte & Touche, dated May 25, 1994.

          23(b)     --   Consent of Simpson Thacher & Bartlett (included in
                         Exhibit 5 filed herewith).

          *24       --   Powers of Attorney and resolutions of the Board of
                         Directors of the Company.